NEWS RELEASE
FOR IMMEDIATE RELEASE              Contact:       Robert Okin
                                                  Chief Financial Officer
                                                  201-217-1990 Ext. 305

                                                  Vince Daniels / John Nesbett
                                                  Lippert/Heilshorn & Associates
                                                  212-838-3777

    Cunningham Graphics International Acquires Goldhawk Reprographics Limited

     JERSEY CITY, NJ - April 1, 1999 - Cunningham Graphics International, Inc. (NASDAQ NM: CGII) announced today that it has completed the acquisition of Goldhawk Reprographics Limited and affiliates ("Goldhawk"), a full service commercial printing company located in London, England.

     Goldhawk is a high quality graphic communications company which operates three production facilities in London. Services provided by the Company include: graphic design, on demand color digital printing, high speed copying, bubble jet printing, digital archiving, large format multi-color offset printing and complete binding and fulfillment. Goldhawk also offers outsourcing and facility management services.

     Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics International, commented, "Goldhawk is a high tech printing company in a strong market and has great growth potential. The acquisition of Goldhawk complements our London based division, Roda Print, exceptionally well. This acquisition will diversify our product offerings and allow us to offer our clients complete digital and offset document solutions in the United Kingdom."

     Management expects Goldhawk's 1999 revenue to be in excess of $6 million and to be accretive to Cunningham Graphics International's 1999 earnings. Terms of the transaction were not disclosed

     Cunningham Graphics International is a leading consolidator in the graphic communications industry. Goldhawk is the Company's fourth acquisition completed this year.

     Cunningham Graphics International provides time-sensitive graphic communications services and outsourcing solutions to a blue chip client base. The Company currently operates in select international markets through its facilities in the United States, the United Kingdom, Hong Kong, Singapore and Canada. Graphic communication services provided by the company include, digital communications, document management, offset and digital printing, data output, bindery, fulfillment and mailing services.

     This press release may contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.

                                      # # #